RESULTS OF PROPOSALS PRESENTED AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

The following votes were cast at the Annual General Meeting of Shareholders held on March 10, 2011:

ELECTION OF DIRECTORS
                                  For              Against           Abstain
David J. Christensen              15,020,483       1,658,811         156,409
Phillip Goldstein                 16,334,229         336,607         164,867
Michael L. Mead                   16,438,353         243,528         153,822
Andrew Pegge                      16,370,091         293,761         171,851
Robert A. Pilkington              15,038,068       1,648,583         149,052


APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                  For              Against          Abstain
Ernst & Young LLP                 16,287,577        126,895          421,233


PROPOSAL TO CHANGE COMPANY NAME

                                                                        Broker
                                  For          Against       Abstain   Non-Votes
                                  14,829,845    1,920,713     85,146    0